EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
of the
CERTIFICATE OF INCORPORATION
of
VOLT INFORMATION SCIENCES, INC.
Under Section 805 of the Business Corporation Law
I, the undersigned, Sharon Stern, being the Senior Vice President of Legal Affairs and Secretary of Volt Information Sciences, Inc., a corporation organized under the laws of the State of New York (the “Corporation”), do hereby state and certify that:
1. The name of the Corporation is Volt Information Sciences, Inc. The name under which the Corporation was formed is Volt Technical Corp.
2. The Certificate of Incorporation of the Corporation was filed with the office of the Department of State of the State of New York on March 6, 1957.
3. The Certificate of Incorporation, as restated and amended prior to the date hereof, is hereby further amended, as authorized by Section 801 of the Business Corporation Law of the State of New York, to provide for the declassification of the Board of Directors (in Article NINTH of such Certificate of Incorporation). To effect such amendment, Article NINTH of the Certificate of Incorporation is hereby amended to read, in its entirety, as follows:
“NINTH. The business of the corporation shall be managed by the Board, which shall consist of such number of directors, not less than three nor more than nine, to be fixed from time to time by the shareholders or a majority of the entire Board. Commencing with the election of directors at the 2015 annual meeting of shareholders, which shall election shall take place immediately following the effectiveness of the Certificate of Amendment of the Certificate of Incorporation filed on May 11, 2015, directors shall be elected annually for terms of one year and each director shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Each director elected at the 2014 annual meeting of shareholders for a term expiring at the 2016 annual meeting of shareholders shall hold office until the expiration of his or her term at the 2016 annual meeting of shareholders, in each case until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall be at least 21 years old.
Notwithstanding the foregoing, whenever the holders of shares of any one or more classes or series of stock (other than Common Stock) issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto.”
4. The amendment of the Certificate of Incorporation set forth above was authorized by a vote of the Board of Directors at a meeting duly called and held on March 30, 2015, a quorum being present, followed by the required vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon at the annual meeting of shareholders of the Corporation that was duly called and held on May 11, 2015, a quorum being present.
IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Amendment of the Certificate of Incorporation of the Corporation and do affirm the foregoing as true under penalty of perjury as of this 11th day of May 2015.
/s/ Sharon Stern
Sharon Stern
Senior Vice President of Legal Affairs and Secretary

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
VOLT INFORMATION SCIENCES, INC.
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
*****
WE, THE UNDERSIGNED, Howard B. Weinreich and Lisa Valentino, being respectively the Senior Vice President and the Assistant Secretary of Volt Information Sciences, Inc., hereby certify:

1.	The name of the corporation is Volt Information Sciences, Inc. The name under which the corporation was formed is Volt Technical Corp.

2.	The certificate of incorporation of the corporation was filed in the office of the Department of State of New York on the 6th day of March 1957.

3.	Article Third of the Certificate of Incorporation is deleted in its entirety and is replaced by the following: “The amount of the capital stock is $12,500,000.”

4.	Article Fourth (a) and (a)(1) and (a)(2) of the Certificate of Incorporation are deleted in their entirety and are replaced by the following:

“(a)	The aggregate number of shares which the corporation is authorized to issue is 120,500,000 consisting of:

(a)(1)	120,000,000 shares of Common Stock having a par value of $.10 per share; and

(a)(2)	500,000 shares of Preferred Stock having a par value of $1.00 per share.”

5.	The amendment was authorized by the affirmative vote of the majority of the issued and outstanding shares of the Common Stock at the April 5, 2007 Annual Meeting of Shareholders.
IN WITNESS WHEREOF, we have signed this certificate on the 10th day of April 2007 and we affirm the statements contained therein as true under penalties of perjury.
/s/ Howard B. Weinreich
Howard B. Weinreich, Senior Vice President
/s/ Lisa Valentino
Lisa Valentino, Assistant Secretary

CERTIFICATE OF CHANGE
OF
VOLT INFORMATION SCIENCES, INC.
Under Section 805-A of the Business Corporation Law

1.	The name of the corporation is VOLT INFORMATION SCIENCES, INC.
If applicable, the original name under which it was formed is
VOLT TECHNICAL CORP.

2.	The Certificate of Incorporation of said corporation was filed by the Department of State on 3/6/57.

3.
The address of C T Corporation System as the registered agent of said corporation is hereby by changed from CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NY 10019 to 111 Eighth Avenue, New York, New York 10011.

4.
The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him is hereby changed from c/o CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NY 10019 to c/o C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

5.
Notice of the above changes was mailed to the corporation by C T Corporation System not less than 30 days prior to the date of delivery to the Department of State and such corporation has not objected thereto.

6.	C T Corporation System is both the agent of such corporation to whose address the Secretary of State is required to mail copies of process and the registered agent of such corporation.
IN WITNESS WHEREOF, I have signed this certificate on September 1, 1999 and affirm the statements contained herein as true under penalties of perjury.
C T CORPORATION SYSTEM

By:	/s/ Kenneth J. Uva Kenneth J. Uva Vice President
NY Domestic Corporation agent/process address

RESTATED CERTIFICATE OF INCORPORATION
OF
VOLT INFORMATION SCIENCES, INC.
UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW
We, the undersigned, William Shaw and Howard B. Weinreich, being respectively the President and Assistant Secretary of Volt Information Sciences, Inc., hereby certify:

1.	The name of the Corporation is Volt Information Sciences, Inc. The name under which the Corporation was formed is Volt Technical Corp.

2.	The Certification of Incorporation was filed in the Office of the Department of State of New York on March 6, 1957.

3.
The Certificate of Incorporation as amended is hereby restated as authorized by Section 807(b)(4) of the Business Corporation Law to restate the text of the Certificate of Incorporation without amendment or change, except that Article FOURTH (b) is amended in accordance with Section 502 of the Business Corporation Law to revoke the designation of the Class A Convertible Preferred Stock, $1.00 par value, and to restore all such shares to their status as authorized but unissued shares of Preferred Stock having a par value of $1.00 per share, and to restate the text of the Certificate of Incorporation to read as herein set forth in full:

FIRST: The name of the Corporation is VOLT INFORMATION SCIENCES, INC.
SECOND: The purposes of the Corporation are as follows:

(a)
To provide technical assistance in drafting, design, installations, repair, development and production of mechanical, electrical, electronics, nuclear and chemical fields, and to render a general consultive service in the foregoing and allied fields; to devise, design, manufacture, deal in install, and maintain, service and repair electrical, electronic, mechanical and other machinery, equipment, tools, instruments and weapons; to prepare, edit and publish technical and other literature, plans and drawings.

(b)
To provide to others personnel to perform any of the functions, services or activities which this corporation may perform or engage in pursuant to its Certificate of Incorporation as from time to time amended.

(c)
To manufacture, construct, install, prepare, assemble, repair, alter, improve and otherwise work on and to purchase and otherwise acquire, hold, use, maintain, operate, rent, exchange, distribute, sell, and otherwise dispose of, and to handle, market, store, import, export, deal and trade in and with electrical, electronic and mechanical devices, machinery, apparatuses, equipment, products and supplies, control systems, heating machines, wiring circuits, fixtures, connectors, motors and appliances of every kind and description, and the component parts thereof, and all other fixtures, apparatuses, appliances, engines, accessories, machinery, tools, equipment, products, and articles designed or intended to be used for the purposes of producing, creating, generating, accumulating, supplying, conducting, or transmitting electricity, electrical energy and impulses, heat, cold, air, light, power, sound, pictures and images; to make, enter into and perform either singly or jointly with others, and to subcontract, give and let out agreements to do or perform any of the foregoing and to do all other acts and things incidental or related to or connected with the foregoing.

(d)	To render advisory, investigatory, supervisory and managerial services to any person, corporation, trust, firm, public authority or organization of any kind.

(e)
To manufacture, purchase, or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares and merchandise and real and personal property of every class and description, and the securities and obligations of any issuer, whether or not incorporated.

(f)
To conduct studies and research and development, and to engage in any other activity relating to the development, application, and dissemination of information concerning science, technology, and other fields of endeavor.

(g)
To acquire by purchase, subscription or otherwise all or part of any interest in the property, assets, business, or good will of any corporation, association, firm, or individual and to dispose of, or otherwise deal with such property, assets, business or good will.

(h)	To engage in any similar activity which may promote the interests of the corporation, or enhance the value of its property, to the fullest extent permitted by law.

(i)
For the accomplishment of the aforesaid purposes, and in furtherance thereof, the corporation shall have and may exercise all of the powers now or hereafter conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said Law, or in accordance with the provisions of any other statute of the State of New York.

THIRD: The amount of the capital stock is $3,500,000.
FOURTH: (a) The aggregate number of shares which the corporation is authorized to issue is 30,500,000 shares consisting of:

(1)	30,000,000 shares of Common Stock having a par value of $.10 per share; and

(2)	500,000 shares of Preferred Stock having a par value of $1.00 per share.

(b)
The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this subsection (b), to provide for the issuance of the preferred shares in series, and by filing a certificate pursuant to the Business Corporation Law, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1)	The number of shares constituting that series and the distinctive designation of that series;

(2)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates;

(3)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(4)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(7)	Any other relative rights, preferences and limitations of that series.

(c)
Dividends on outstanding preferred shares shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the common shares with respect to the same dividend period.

FIFTH: No shareholder of this corporation shall, because of his ownership or holding of stock of any class have a preemptive or other right to purchase, subscribe for, or take any part of any shares of any class of stock or any part of any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of stock of this corporation issued, optioned, or sold by it after its incorporation, whether now or hereafter authorized and whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities would adversely affect the dividend or voting rights of such shareholders. Any part of the capital stock and any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of stock of this corporation authorized by this Certificate of Incorporation or by an amended certificate duly filed, may at any time be issued, optioned for sale, and sold or disposed of by this corporation pursuant to resolution of its Board of Directors to such persons and upon such terms as may to such Board seem proper without first offering such stock or securities or any part thereof to existing shareholders.
SIXTH: The office of the corporation is located in the City of New York, County of New York, State of New York.
SEVENTH: The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of such process served upon him is % CT Corporation System, 1633 Broadway, New York, NY 10019. The name and addresss of the registered agent which is to be the agent of the Corporation upon whom process against it may be served is CT Corporation System, 1633 Broadway, New York, NY 10019.
EIGHTH: The following provisions are inserted for the regulation and conduct of the affairs of the corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by law.

(a)
No contract or other transaction between the corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any one or more of the directors or officers of this corporation is or are interested in, or is a member, shareholder, director, or officer, or are members, shareholders, directors, or officers of such other firm or corporation; and any director or officer or officers, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this corporation or in which this corporation is interested, and no contract, act, or transaction of this corporation with any person or persons, firm, association or corporation shall be affected or invalidated by reason of the fact that any director or directors or officer or officers of this corporation is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firm, association or corporation, and each and every person who may become a director or officer of this corporation is relieved from any liability that might otherwise exist from thus contracting with this corporation for the benefit of himself or any firm, association or corporation in which he may be in anywise interested.

(b)
The board of directors shall have power, in its discretion, to provide for and to pay to directors rendering unusual or exceptional services to the corporation special compensation appropriate to the value of such services.

(c)
By resolution duly adopted by the holders of not less than a majority of the shares of stock then issued and outstanding and entitled to vote at any regular or special meeting of the shareholders of the corporation duly called and held as provided in the By-Laws of the corporation, any director or directors of the corporation may be removed from office at any time or times, but only for cause.

(d)
The corporation shall be permitted to indemnify, and advance expenses to, any officer, director or other person to the fullest extent from time to time permitted by law, and, to the extent consistent therewith, shall indemnify or advance expenses to any such officer, director or other person to the fullest extent required by or pursuant to any present or future by-law of the corporation, agreement approved by the Board of Directors, or resolution of shareholders or directors; and the adoption of any such resolution or entering into of any such agreement approved by the Board of Directors is hereby authorized.

(e)
The corporation may use and apply its surplus earnings or accumulated profits, not otherwise by law to be reserved, to the purchase or acquisition of property and to the purchase or acquisition of its own capital stock from time to time and to such extent and in such manner and upon such terms as its board of directors shall determine; and neither the property nor the capital stock so purchased or acquired, nor any of its own capital stock taken in payment or satisfaction of any debt due to the corporation, shall be regarded as profits for the purpose of declaration or payment of dividends unless otherwise determined by a majority of the board of directors.

NINTH: The business of the corporation shall be managed by the Board, which shall consist of such number of directors, not less than three nor more than nine, to be fixed from time to time by the shareholders or a majority of the entire Board. The directors shall be classified with respect to the time during which they shall severally hold office by dividing them into two classes, as nearly equal in number as possible, but in no event shall any class include less than three directors. At the meeting of the shareholders of the corporation held for the election of the first such classified Board, the directors of the first class shall be elected for a term of one year and the directors of the second class for a term of two years. At each annual meeting of shareholders held thereafter, the successors to the class whose term shall expire that year shall be elected to hold office for a term of two years, so that the term of office of one class of directors shall expire each year. Any newly created directorship or decrease in directorship as authorized by resolution of the Board of Directors shall be so apportioned as to make both classes as nearly equal in number as possible. When the number of directors is increased by the Board and any newly created directorship is filled by the Board, there shall be no classification of the additional directors until the next annual meeting of shareholders. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall be at least 21 years old. Directors shall hold office until the annual meeting at which their term expires and until the election of their respective successors.
TENTH: A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty as a director; provided that, except as hereinafter provided, this Article TENTH shall neither eliminate nor limit liability: (a) if a judgment or final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (iii) the director's acts violated Section 719 of the New York Business Corporation Law; or (b) for any act or omission prior to the effectiveness of this Article TENTH. If the corporation hereafter may by law be permitted to further eliminate or limit the personal liability of directors, then pursuant hereto the liability of a director of the corporation shall, at such time, automatically be further eliminated or limited to the fullest extent permitted by law. Any repeal of or modification to the provisions of this Article TENTH shall operate prospectively only and shall not adversely affect any right or protection of a director of the Corporation existing pursuant to this Article TENTH at the time of such repeal or modification.

4.	The foregoing amendment was authorized by the unanimous written consent of the members of the Board of Directors.
IN WITNESS WHEREOF, we have signed this certificate on the 28th day of January, 1997 and we affirm the statements contained therein as true under penalties of perjury.

/s/ William Shaw	/s/ Howard B. Weinreich
William Shaw, President	Howard B. Weinreich, Assistant Secretary